UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 28, 2007

Family Dollar Stores, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-6807	56-0942963
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

P.O. Box 1017, 10401 Monroe Road
Charlotte, North Carolina		28201-1017
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:    (704) 847-6961

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its meeting held on August 28, 2007, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) amended The Family Dollar Stores, Inc. 2006 Incentive Plan Guidelines for Annual Cash Bonus Awards (the “Cash Bonus Award Guidelines”). The Cash Bonus Award Guidelines provide eligible employees of the Company with the opportunity to earn annual incentive compensation in the form of a cash bonus equal to a percentage of such employees’ base salary (the “Target Bonus”), contingent upon the Company’s achievement of pre-tax earnings goals.

The Cash Bonus Award Guidelines were amended as follows: (i) to revise the method of calculation of the percentage cash payout to be made based upon the Company’s level of attainment of pre-tax earnings goals and (ii) to insert a “claw-back” provision applicable in the event of certain financial restatements and pursuant to which the Company’s executive officers would reimburse the Company for the difference between (x) the amount of cash bonus actually awarded to the executive officer and (y) the amount of the cash bonus such executive officer would have received had the amount of the bonus been calculated based on the restated financial statements.

The foregoing does not constitute a complete summary of the Cash Bonus Award Guidelines and reference is made to the complete text of the Guidelines which are attached hereto as Exhibit 10 and incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)  Exhibits

10 - The Family Dollar Stores, Inc. 2006 Incentive Plan Guidelines for Annual Cash Bonus Awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMILY DOLLAR STORES, INC.
(Registrant)

Date: September 4, 2007	By:	/s/ Janet G. Kelley
Janet G. Kelley
Senior Vice President-General Counsel And Secretary

Exhibit Index

Exhibit No.	Document Description
10	The Family Dollar Stores, Inc. 2006 Incentive Plan Guidelines for Annual Cash Bonus Awards